Exhibit 99.1

COMPANY:               Perma-Pipe International Holdings, Inc.

CONTACTS:             David Mansfield, CEO

Perma-Pipe Investor Relations

847.929.1200

investor@permapipe.com

Perma-Pipe International Holdings Announces CEO Retirement and the Appointment of Saleh Sagr as President

Company Release – 04/4/25 5:20 PM ET

SPRING, Texas--(BUSINESS WIRE)

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) today announced the notification of Chief Executive Officer David Mansfield to retire and the appointment of Saleh Sagr as President.

The Company announced today that David Mansfield, who has served as the Chief Executive Officer (CEO) for the past eight years, has informed the Board of Directors of his notice of retirement on or before November 8, 2025. Concurrent with this announcement, the Company has appointed Saleh Sagr as President. Mr. Mansfield will remain as CEO and a director of the Company until his retirement, ensuring a smooth transition to Mr. Sagr’s leadership.

Mr. Mansfield’s decision to retire follows a highly successful tenure as CEO, during which the Company experienced significant prosperity, with notable improvements in both profitability and share price. Under Mr. Mansfield’s leadership, the Company significantly increased its financial performance, all the while executing a strategic initiative to continue its international expansion, both organically and through strategic partnerships. Additionally, this decision also marks the culmination of a remarkable career, characterized by strategic leadership, exemplary execution, dedication to employees, shareholders, and customers, and a culture of excellence that has propelled the Company to new heights, ensuring it is well-positioned for long-term success.

Reflecting on his decision to retire as CEO, Mr. Mansfield shared, “Leading Perma-Pipe has been one of the greatest honors of my career. Over the last eight years, I’ve had the distinct privilege of working alongside some of the best, brightest, and most dedicated individuals, and together we have achieved remarkable things. I’m deeply thankful to the employees, shareholders, and partners who have supported me over the years. Our journey has been nothing short of extraordinary, and I leave knowing that the Company is in a strong position to continue thriving for years to come. I look forward to watching the next chapter unfold with great optimism and enthusiasm.”

On Mr. Sagr’s appointment as President, Mr. Mansfield commented, “Saleh has done a fantastic job during his tenure at Perma-Pipe. His leadership as the Senior Vice President of the MENA region demonstrates his ability to continue to drive growth and prosperity across the organization. Saleh will apply to the broader organization the leadership and principles that contributed to the success we have experienced in the MENA region. I take great pleasure in knowing that the global organization will have the opportunity to benefit from Saleh’s leadership.”

Mr. Sagr has served as the Company’s Senior Vice President of the MENA region since June 2021, where he was responsible for overseeing operations in the U.A.E., Saudi Arabia, India, and Egypt. He joined the Company in May 2019 as Vice President of the MENA region. Prior to joining Perma-Pipe, Mr. Sagr served as General Manager for Global Anti Corrosion Techniques Co. Ltd, in Saudi Arabia, a Saudi pipeline company he co-founded in 2005. From 1995 to 2005, Mr. Sagr held various positions in BrederoShaw, such as engineering, startups, and operations management. Additionally, over the past 15 years, Mr. Sagr has gained extensive knowledge and experience in strategic planning, business development, startups, and turnarounds. Additionally, Mr. Sagr was instrumental in establishing our joint venture with Gulf Insulation Group, a subsidiary of Zamil Industries.

On his appointment, Mr. Sagr commented, “I am grateful to David and the Board of Directors for this opportunity to build upon Mr. Mansfield's success. I have had the pleasure of working with David for the past five years at Perma-Pipe, over which time I have learned a lot under his leadership. He will be missed as CEO. I am honored to build upon his success and to continue working toward materializing our collective vision for the Company and execute on strategic initiatives we have planned for the future.”

In connection with today's announcements, Jerome Walker, who serves as the Chairman of the Board of Directors, commented, "Dave Mansfield has done a tremendous job as CEO, turning around a languishing Company, navigating it through some difficult times and emerging it into the strong, profitable growth engine it is today. The Board has worked diligently with David on succession planning to ensure a seamless transition and continuance of Company performance.”

As part of Mr. Sagr’s appointment as President, the Company has also appointed Adham Samir Sharkawy to succeed Mr. Sagr as Senior Vice President of MENA.

In connection with Mr. Sharkawy’s appointment, Mr. Sagr commented, “Adham has done a tremendous job and demonstrated significant growth during his tenure. I am confident that he will continue to capitalize on MENA’s success.”

Mr. Mansfield commented, “Appointing Mr. Sagr and Mr. Sharkawy to their respective positions ensures a smooth transition and continuity for the organization. The Company has significantly benefited from their presence, and their appointments ensure that continues for the foreseeable future.”, concluded Mr. Mansfield.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at fourteen locations in six countries.

Perma-Pipe International Holdings, Inc.

David Mansfield, CEO

Perma-Pipe Investor Relations

investor@permapipe.com

847.929.1200

Source: Perma-Pipe International Holdings, Inc.